UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2010

TRANSDIGM GROUP INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-210738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio		44114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (216) 706-2960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01 on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in filings under the Securities Act of 1933, as amended (the “Securities Act”).

TransDigm Inc., a wholly-owned subsidiary of TransDigm Group Incorporated (“TransDigm Group”), is commencing cash tender offers for any and all of the its outstanding 7 3/4% Senior Subordinated Notes due 2014 (the “2014 Notes”) and concurrent consent solicitations for proposed amendments to the supplemental indenture to the respective indentures governing each series of the 2014 Notes, among TransDigm Inc., the subsidiary guarantors party thereto and The Bank of New York Trust Company, as trustee, under which the 2014 Notes were issued.

TransDigm Group is hereby furnishing the following information, some of which has not been previously reported, derived from the supplement to the preliminary confidential offering memorandum, dated as of November 30, 2010, that is being circulated in connection with the upsizing of the Notes (defined hereinafter) as described in Item 8.01 on this Form 8-K.

Increased Offering Size

On November 30, 2010, we increased the aggregate principal amount of the previously announced offering of the notes to $1,550 million. We expect to use the additional proceeds from the increased offering size to purchase any and all of our 2014 Notes pursuant to the Tender Offers as described below.

Concurrent Tender Offers and Consent Solicitations

On November 30, 2010, we commenced an offer to purchase and consent solicitation related to our 7¾% Senior Subordinated Notes due 2014.

Subject to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated November 30, 2010, we have offered to purchase any and all of our outstanding 2014 Notes, which have been issued pursuant to two indentures. The consummation of the Tender Offers is conditioned upon the satisfaction, or waiver by us, of certain conditions, including (1) receipt by us of net proceeds from this offering and our new senior secured credit facility, on terms and conditions satisfactory to us, which will aggregate to an amount that is sufficient to fund, in addition to the McKechnie Acquisition, the Total Consideration (as defined below) in respect of all of our 2014 Notes and estimated fees and expenses relating to the McKechnie Acquisition and the Tender Offers, and (2) that (a), with respect to each series of 2014 Notes, holders of at least a majority in aggregate principal amount of such series of our 2014 Notes validly deliver, and do not validly revoke, consents to amendments to the indenture governing such series of our 2014 Notes that would eliminate substantially all of the restrictive covenants and certain events of default contained in such indenture, and (b) a supplemental indenture with respect to such series of 2014 Notes is executed by the Company, the Guarantors and the trustee.

The Total Consideration for each $1,000 aggregate principal amount of 2014 Notes validly tendered and not validly withdrawn in the Tender Offers at or prior to December 13, 2010 (as such date may be amended or extended) (the “Consent Expiration”) is $1,042 (the “Total Consideration”). Holders that validly tender $1,000 aggregate principal amount of our 2014 Notes after the Consent Expiration at or prior to 12:00 midnight on December 28, 2010 will be eligible to receive $1,012.

Each series of our 2014 Notes are currently redeemable. We currently intend to redeem any and all of the 2014 Notes not purchased in the Tender Offers.

This description and the other information in this Supplemental Offering Memorandum regarding the Tender Offers is included in this Supplemental Offering Memorandum solely for informational purposes. Nothing in this Supplemental Offering Memorandum should be construed as an offer to purchase the 2014 Notes.

New Senior Secured Credit Facility

We currently anticipate that the new senior secured credit facility will consist of a new revolving credit facility of up to $300 million, which will be undrawn at close, and a new $1,550 million term loan facility. The existing senior secured credit facility will be repaid in full with proceeds from this offering and terminated.

Pro Forma Corporate Structure

The following chart sets forth our pro forma corporate structure, after giving effect to the McKechnie Acquisition, the offering of $1,550 million of notes offered hereby and the entry into the new senior secured credit facility and assumes that all of the 2014 Notes are repurchased in the Tender Offers or are redeemed pursuant to the terms of the 2014 Notes.

Use of Proceeds

We estimate that we will receive net proceeds, after the initial purchasers’ discounts and the payment of fees and expenses, of approximately $             million from this offering. We expect to use the net proceeds from this offering, together with $1,550 million of additional borrowings under our new senior secured credit facility, to repay our existing senior secured credit facility, to repurchase any and all of our outstanding 2014 Notes pursuant to the Tender Offers, to redeem any and all of the 2014 Notes that remain outstanding after the Tender Offers and to pay related transaction expenses. The McKechnie Acquisition will be funded, prior to the consummation of this offering, with cash on hand and borrowings under our existing and new senior secured credit facilities. The existing senior secured credit facility will be repaid in full with proceeds from this offering and terminated.

The following table sets forth the sources and uses of funds in connection with the issuance.

Sources of Funds		Uses of Funds
(In millions)
Notes offered hereby	$1,550	McKechnie Acquisition	$1,265
New Senior Secured Credit Facility(1)	1,550	Refinancing existing Term Loan(2)	780
Excess cash of the Company	69	Repurchase of 2014 Notes(3)	1,000
		Early redemption premium on 2014 Notes(4)	39
		Accrued interest on 2014 Notes(5)	17
		Settlement of interest rate swap agreement(6)	4
		Transaction fees and expenses(7)	64

Total sources of funds	$3,169	Total uses of funds	$3,169

(1)	We expect that the new senior secured credit facility will provide for a new revolving credit facility of up to $300 million, which will be undrawn at close, and a new $1,550 million term loan facility.
(2)	Affiliates of the initial purchasers will receive a portion of the proceeds from the offering as a result of the repayment of the existing term loan.
(3)	Assumes all outstanding 2014 Notes are purchased in the Tender Offers. If instead all 2014 Notes were redeemed, our use of funds with respect to the retirement of the 2014 Notes would increase by approximately $6.5 million.
(4)	Balance represents additional 3.875% redemption premium on the principal amount of the 2014 Notes.
(5)	Includes interest accrued on the existing 2014 Notes payable semi-annually.
(6)	Represents fair market value settlement of the interest rate swap on the existing term loan.
(7)	Includes original issue discount on the term loan and revolving credit facility under our new senior secured credit facility and estimated fees and expenses related to this offering.

Capitalization

The following table sets forth the cash and cash equivalents and the consolidated capitalization of TD Group as of September 30, 2010, on a historical basis and on a pro forma basis to give effect to the Transactions and the Tender Offers as if each of the Transactions and the Tender Offers had occurred on that date. This table should be read in conjunction with the information in this Supplemental Offering Memorandum under “Use of Proceeds” and in the Preliminary Offering Memorandum under “Unaudited Pro Forma Condensed Combined Financial Data,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in the Preliminary Offering Memorandum, in each case as such information is updated in this Supplemental Offering Memorandum.

	As of September 30, 2010
	Actual	As adjusted
	(in millions)
Cash and cash equivalents	$234.1	$165.3

Debt:
Existing Senior Secured Credit Facility	$780.0	$—
New Senior Secured Credit Facility	—	1,550.0
7 3/4% Senior Subordinated Notes due 2014(1)	1,000.0	—
% Senior Subordinated Notes due 2018(2)	—	1,550.0
Original issue discount/premium(3)	(8.4)	(7.8)

Total long-term debt	1,771.6	3,092.2
Stockholders’ equity	593.0	522.8

Total capitalization	$2,364.6	$3,615.0

(1)	Assumes that all of the 2014 Notes are purchased in the Tender Offers or are redeemed pursuant to the terms of the 2014 Notes.
(2)	Notes offered pursuant to the Preliminary Offering Memorandum.
(3)	As adjusted capitalization includes an assumed $7.8 million of original issue discount related to the new senior secured credit facility.

Updated Financial and Other Information

As a result of the increased size of this offering and the Tender Offers, our pro forma interest expense net for the 12-month period ended September 30, 2010 would decrease by approximately $12.0 million to $204.1 million, compared to pro forma interest expense net of $216.1 million contained in the Preliminary Offering Memorandum, assuming that all of the 2014 Notes are purchased in the Tender Offers. If all of the 2014 Notes were instead redeemed pursuant to the terms of 2014 Notes, such pro forma interest expense net for the 12-month period ended September 30, 2010 would increase by $6.5 million. A hypothetical 25 basis points change in the assumed interest rate would change our pro forma cash interest expense by approximately $7.8 million.

Description of Notes

Clause (2) of the definition of “Permitted Indebtedness” is revised to replace “$2,250.0 million” with “$2,900.0 million”.

Item 8.01 Other Events.

On November 30, 2010, TransDigm Group issued a press release announcing that TransDigm Inc. has upsized its previously announced new credit facility from $900 million to $1.55 billion. In addition, TransDigm Inc. also announced that it has upsized its private placement of senior subordinated notes due 2018 (the “Notes”) from $780 million to $1.55 billion. The Notes may not be offered or sold without registration unless such offer or sale is made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. This report shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities nor shall there be any sale of the Notes in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of TransDigm Group Incorporated dated November 30, 2010, announcing the upsizing of the new credit facility and of the Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:		/s/ Gregory Rufus

	Name:	Gregory Rufus
	Title:	Executive Vice President, Chief Financial Officer and Secretary

Date: November 30, 2010

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of TransDigm Group Incorporated dated November 30, 2010, announcing the upsizing of the new credit facility and of the Notes